Exhibit 10.19

Second Amendment to Lease

This Second Amendment to Lease dated this 16th day of February, 1996 shall amend the terms of a lease dated February 3, 1993 (“Lease”) by and between Jaytee Properties (“Landlord”) and Republic Bank & Trust Company (“Tenant”) and all other amendments to said lease.

Landlord and Tenant agree that the following terms of the Lease shall be amended specifically adding 1,200 square feet of first floor space to the leased Premises at $17 per square foot.

ARTICLE I.  PREMISES

SECTION 1.  Tenant leases from Landlord and Landlord leases to Tenant the following additional premises (hereinafter called the “Premises”):

Being approximately 1,200 square feet of rentable office space located on the first floor in the Republic Bank Building (hereinaftercalled “the Building”) located at Hurstbourne parkway and Stone Creek Parkway in Jefferson County, Kentucky (see Exhibit A).

Article III is amended to read as follows:

ARTICLE III.  Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as rental for the Premises, the sum of $16,116.66 (the “Rent”).  The revised rent to include the additional premises shall be payable in advance on the first day of each calendar month beginning March 1, 1996 for the remaining term of the lease.

The terms and provisions of lease and prior amendments thereto, shall continue in full force and effect except as modified therein.

JAYTEE PROPERTIES

By:	/s/ Steve Trager

REPUBLIC BANK & TRUST COMPANY

By:	/s/ M.A. Ringswald, V.P.

92